Exhibit 99.1

Schlumberger Updates Plans for Initial Public Offering of Axalto Common Stock

NOT FOR DISTRIBUTION IN CANADA, AUSTRALIA OR JAPAN

PARIS, March 24th, 2004 — Schlumberger Limited announced today that a prospectus (“Document de Base”) has been registered with the French “Autorité des Marchés Financiers”, in connection with the proposed initial public offering (IPO) of the common stock of Axalto, its wholly-owned smart card subsidiary. The company expects to proceed with an offer of a majority of the shares of Axalto as and when market conditions permit.

On September 22, 2003, Schlumberger Smart Cards & Terminals changed its name to Axalto to bring more visibility and reinforce its image as a leading smart card player.

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About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 50,000 people of over 140 nationalities working in 100 countries. In 2003, Schlumberger operating revenue was $11.5 billion. For more information, visit www.slb.com.

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Notes:

The French “Autorité des Marchés Financiers” draws the public’s attention to the fact that Axalto Holdings N.V. is a company incorporated in The Netherlands applying for the listing of its shares in France. The applicable regulations concerning public information, investor protection, and the company’s undertakings to the regulatory authorities and the markets are described in the “document de base”.

This announcement is not an offer of securities for sale in France or elsewhere. It does not constitute an “appel publique à l’épargne” in France. Any listing on a regulated market, and any offering to the public in France, will be subject to the publication of a “note d’opération” that has received a “visa” from the French “Autorité des Marchés Financiers”

This announcement is not an offer of securities for sale in the United States. The securities offered have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder, or an applicable exemption from the registration requirements thereof.

This announcement is only intended for investment professionals, high net worth individuals, partnerships, associations or trusts and investment personnel of any of the foregoing (each within the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001) and any other persons to whom it may be communicated lawfully. No other person should act or rely on it. Persons distributing this announcement must satisfy themselves that it is lawful to do so.

The distribution of this announcement in certain countries may constitute a breach of applicable law. This announcement should not be released in Canada, Australia or Japan. The information contained in this announcement does not constitute an offer of securities for sale in Canada, Australia or Japan.

For more information contact:

Stephen Whittaker

Director of Corporate Communications

Schlumberger Limited

+33 14062 1308

swhittaker@slb.com

Paulo Loureiro

Investor Relations Manager

Schlumberger Limited

+1 212 350 9432

loureiro@new-york.sl.slb.com